Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Questcor Pharmaceuticals, Inc.

Anaheim, California

We hereby consent to the incorporation by reference in the joint proxy statement/prospectus constituting a part of this Registration Statement of our reports dated February 26, 2014, relating to the consolidated financial statements, the effectiveness of Questcor Pharmaceuticals, Inc.’s internal control over financial reporting, and schedule of Questcor Pharmaceuticals, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

We also consent to the reference to us under the caption “Experts” in the joint proxy statement/prospectus.

BDO USA, LLP

Costa Mesa, California

July 11, 2014